CAPITAL ASSET ADVISORY SERVICES, LLC

Statement of General Policy
This Code of Ethics (“Code”) has been adopted by Capital Asset Advisory Services DBA CG Advisory Services (“Capital Asset Advisory Services” or “the firm”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).
This Code establishes rules of conduct for all employees of Capital Asset Advisory Services LLC and is designed to, among other things, govern personal securities trading activities in the accounts of employees, immediate family/household accounts and accounts in which an employee has a direct or indirect beneficial interest.
The Code is based upon the principle that Capital Asset Advisory Services and its employees, who are investment adviser representatives (“IAR”) registered through an unaffiliated broker, some of which are also independent IARs, each of which are treated as employees for purposes of complying the Code, owe a fiduciary duty to Capital Asset Advisory Services’ clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.
The Code is designed to establish, inform, and require all that are subject to the Code adopt the same high ethical standards long maintained by the firm so that these standards continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.
Pursuant to Section 206 of the Advisers Act, both Capital Asset Advisory Services and its employees are prohibited from engaging in fraudulent, deceptive, or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that Capital Asset Advisory Services has an affirmative duty of utmost good faith to act solely in the best interest of its clients.
Capital Asset Advisory Services and its employees are subject to the following specific fiduciary obligations when dealing with clients:
●The duty to have a reasonable, independent basis for the investment advice provided;
●The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;
●The duty to provide investment advice that is suitable to meeting the client’s individual objectives, needs and circumstances; and
●A duty to be loyal to clients.
In addition to the general obligations described above, employees should be aware that Capital Asset Advisory Services, through a control affiliate, sponsors and serves as investment adviser to a proprietary, affiliated exchange-traded fund (the “Affiliated ETF”), shares of which may be recommended to, or held in, client accounts, including retirement accounts subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) or Section 4975 of the Internal Revenue Code. Because the Firm and its control affiliate receive investment management compensation in connection with the Affiliated ETF, this arrangement creates an actual conflict of interest between the Firm and its clients. This Code, together with the Firm’s Form ADV disclosures and the compliance procedures described below, is intended to identify, disclose, and mitigate that conflict so that the Firm’s fiduciary duty to act in each client’s best interest is fully satisfied.
In meeting its fiduciary responsibilities to its clients, Capital Asset Advisory Services requires every employee to demonstrate the highest standards of ethical conduct for continued employment with the firm. Strict compliance with the provisions of the Code is a basic condition of employment with Capital Asset Advisory Services. The firm’s ethical standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are required to seek the advice of the Chief Compliance Officer, or his designees, which constitute the Compliance Department (“Compliance”) for any questions about the Code or the application of the Code to their individual circumstances. Employees must also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Capital Asset Advisory Services.
The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Capital Asset Advisory Services in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with Compliance. Compliance may grant exceptions to certain provisions contained in the Code only in those situations when it is clear that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading are to be resolved in favor of the client, even at the expense of the interests of employees or the firm.
CCO periodically reports to senior management/board of directors of Capital Asset Advisory Services, to document compliance with this Code.
Definitions
For the purposes of this Code, the following definitions shall apply:
●“Access person” means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Client account our firm or its control affiliates manage or has access to such recommendations; or is involved in making securities recommendations to clients that are nonpublic.
●“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest, controls, or exercises investment discretion.

●“Affiliated ETF” means any exchange-traded fund registered under the Investment Company Act of 1940 for which Capital Asset Advisory Services or a control affiliate acts as investment adviser, sub-adviser, sponsor, or principal underwriter. An Affiliated ETF is a Reportable Fund, and shares of an Affiliated ETF are a Reportable Security, for all purposes of this Code.
●“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.
●‘Fund’ means an investment company registered under the Investment Company Act.
●‘Reportable fund’ means any registered investment company, i.e., mutual fund, for which our Firm, or a control affiliate, acts as investment adviser, as defined in section 2(a) (20) of the Investment Company Act, or principal underwriter. For the avoidance of doubt, a Reportable fund includes any Affiliated ETF, regardless of whether it is organized or registered as an open-end fund, unit investment trust, or exchange-traded fund.
●“Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds (including any Affiliated ETF), unless Capital Asset Advisory Services or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Capital Asset Advisory Services or a control affiliate acts as the investment adviser or principal underwriter for the fund.
●“Supervised person” means directors, officers, partners and “access persons” of Capital Asset Advisory Services (or other persons occupying a similar status or performing similar functions); employees of Capital Asset Advisory Services; and any other person who provides advice on behalf of Capital Asset Advisory Services and is subject to Capital Asset Advisory Services’ supervision and control
Standards of Business Conduct
Capital Asset Advisory Services places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is designed to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Capital Asset Advisory Services’ supervised persons as defined herein. These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest in or accounts over which the supervised person exercises control as well as transactions by members of the supervised person’s immediate family.
Section 206 is the anti-fraud section of the Advisers Act which makes it unlawful for Capital Asset Advisory Services or its agents or employees to employ any device, scheme, or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive, or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and the rules thereunder. A violation of the Advisers Act and any of the rules thereunder often draws a corresponding charge of Section 206, which would constitute fraud.
Section 208 (d) of the Advisers Act makes it unlawful for any person indirectly, or through or by any other person, to do any act or thing which it would be unlawful for such a person to do directly under the provisions of the Advisers Act or any rule or regulation thereunder.
Prohibition Against Insider Trading
Introduction
Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Capital Asset Advisory Services to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, supervised persons and Capital Asset Advisory Services may be sued by investors seeking to recover damages for insider trading violations.
The rules contained in this Code apply to securities trading and information handling by supervised persons of Capital Asset Advisory Services and their immediate family members.
The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify Compliance immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy
No supervised person may trade, either personally or on behalf of others clients, while in the possession of material, nonpublic information, nor may any personnel of Capital Asset Advisory Services communicate material, nonpublic information to others in violation of the law.
1. What is Material Information?
Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information, the disclosure of which will have a material substantial effect on the market price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, if you receive any non-public information related directly or indirectly to a publicly listed company you must contact Compliance immediately and do not speak to anyone or otherwise reveal any non-public information to anyone prior to speaking to Compliance.
Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, extraordinary management developments, acquisition, mergers, new product development, management changes, and auditor resignation.
Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also often is material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.
You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Capital Asset Advisory Services’ securities recommendations, client securities holdings and transactions.
2. What is Nonpublic Information?
Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information may be considered public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely. It is important to be mindful that information filed with the SEC if not widely disseminated, meaning the information was not accessed and is merely filed that remains idle on the SEC’s EDGAR system, often continues to be deemed non-public, as this determination is very fact specific that is driven by public traffic. This equally holds true for information on all public websites that may be accessed and used as a rationale for trading with the issuer. However, the operative objective is to always report any non-public information of a public company to Compliance who will determine whether the information is material.
3. Identifying Inside Information
Before placing an order with a broker for executing any transaction for yourself or others, including Capital Asset Advisory Services’ client accounts, Compliance must determine for you whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you are required to take the following steps:
●Report the information and proposed trade immediately to Compliance.
●Do not purchase or sell the securities on behalf of yourself or others, including clients.
●Do not communicate the information inside or outside the firm, other than to Compliance.
●Compliance will determine whether the information is material and nonpublic and, if so, what action to take.
It is important to understand that you are required to consult Compliance before taking any action when you are in possession of non-public information. This high degree of caution protects you, our clients, and the firm.
4. Contacts with Public Companies and Research Consultants
Contacts with public companies or consultants from a research firm or independent may represent an important part of our research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Capital Asset Advisory Services or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. This type of information can also be obtained through virtual data rooms. In such situations, Capital Asset Advisory Services makes a judgment as to its further conduct. To protect yourself, your clients, and the Firm, our procedures require that you contact Compliance immediately and take no further action until such time as Compliance provides you with further guidance.
5. Tender Offers
Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases.) Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of Capital Asset Advisory Services and others subject to this Code, including access persons must exercise extreme caution any time they become aware of nonpublic information relating to a tender offer. Our procedures require that you immediately contact Compliance and take no further actions until such time as Compliance provides you with further guidance.
6. Restricted/Watch Lists
Although Capital Asset Advisory Services does not typically receive confidential information, we have established procedures that follow to safeguard against employees running afoul of the law and exposing themselves and the firm to regulatory risk that would result in the sanctions described above for trading on material non-public information or insider trading. All securities that Compliance determines are subject to potential insider trading risk because supervised persons are in possession of material non-public information of a publicly traded issuer or a private company with a publicly traded affiliate, the issuer is placed on the firm’s restricted list, established and maintained by Compliance. Any issuer(s) placed on the restricted list means that the supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities of the issuer during any period they are listed, which means the specific security on the list and any other securities of that issuer. Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information must be placed on the restricted list. Compliance distributes the restricted list firm-wide to notify supervised persons, and others who are subject to these procedures, that all transactions in issuers on the restricted list are prohibited until Compliance removes the issuer from the list and provides firm-wide notification that trading may resume.
Issuers on the restricted list may not be removed until the security is cleansed. An issuer is cleansed when the material non-public information is publicly disseminated or becomes stale. Compliance with restricted list procedures include the rationale for placing an issuer on the restricted list, name of the person in possession of material non-public information and maintenance of the restricted list. Maintenance means retaining all restricted lists and rationales for adding and removing names from the restricted list.
Compliance also maintains a “watch list.” Security issuers are placed on the watch list when a supervised person, and other persons associated with the firm possess material non-public information in the name that they do not manage in a client account or obtained from a related entity. Compliance surveils all Firm and personal trading activity daily to ensure transaction do not occur in the watch list name and any such activity, if it occurs, is by a supervised person that is not privy to the name being on the list, subject to facts and circumstances analysis by Compliance. The watch list is distributed only to those who have a need to know because of their roles in the Firm and as determined by Compliance.
Non-public information regarding the pending composition, construction, or rebalancing of the Affiliated ETF’s portfolio is treated by the Firm as sensitive proprietary information subject to the same safeguards described in this section. No supervised person who has advance knowledge of a pending purchase, sale, or rebalancing transaction for the Affiliated ETF may trade in, or cause a client account to trade in, the affected securities or shares of the Affiliated ETF ahead of that transaction, nor may such person communicate that information to any person other than as necessary to perform his or her duties or as directed by Compliance. Personal trading in shares of the Affiliated ETF is separately subject to the pre-clearance, blackout, and monitoring requirements described under “Personal Securities Transactions – Trading in the Affiliated ETF” below.
Personal Securities Transactions
General Policy
Capital Asset Advisory Services has adopted the following principles governing personal investment activities by Capital Asset Advisory Services’ supervised persons:
●The interests of client accounts will at all times be placed first;
●All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and
●Supervised persons must not take inappropriate advantage of their positions.
Pre-Clearance Required for Participation in IPOs and Private or Limited Offerings
No supervised person shall acquire any beneficial ownership in any securities in an Initial Public Offering, limited offering, tender offer, or private placement for his or her account, as defined herein without the prior written approval of Compliance who has been provided with full details of the proposed transaction (including completion of a written pre-clearance form, that is available from Compliance upon request, certifying that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and recognizing that, if approved, will be subject to continuous monitoring for possible future conflicts.
Any transactions for any accounts of the CCO are reviewed and approved by the President, or other designated supervisory person.
Trading in the Affiliated ETF
Because Capital Asset Advisory Services or a control affiliate acts as investment adviser to the Affiliated ETF, personal transactions by supervised persons in shares of the Affiliated ETF present a heightened conflict of interest and are subject to the following additional requirements, in addition to any other applicable requirement of this Code:
●Pre-Clearance. No supervised person may purchase or sell shares of the Affiliated ETF for any Account without first obtaining written pre-clearance from Compliance.
●Blackout Periods. Compliance may impose a blackout period during which supervised persons are prohibited from trading in the Affiliated ETF, including any period surrounding a known or anticipated material change to the Affiliated ETF’s portfolio.
●No Trading Ahead of Clients. No supervised person may purchase or sell shares of the Affiliated ETF in a manner that is opposite to, or ahead of, a client transaction in the Affiliated ETF, and no supervised person may receive a price more favorable than that received by clients trading in the same window.

●Reporting. All holdings of, and transactions in, the Affiliated ETF are a Reportable Security in a Reportable Fund and must be included in the Initial Holdings Report, Annual Holdings Report, and Quarterly Transaction Reports described below; none of the exemptions described under “Exempt Transactions” applies to the Affiliated ETF.
●Compliance Monitoring. Compliance monitors personal trading in the Affiliated ETF against contemporaneous client trading activity on no less than a quarterly basis as part of its review of personal securities transactions.
Gifts and Entertainment
Capital Asset Advisory Services’ supervisory persons and others associated with the firm is required to conduct themselves with the utmost integrity and to avoid any actual or perceived conflict with clients. In this spirit, all such individuals must adhere to the Code entirely, including the following Gift and Entertainment Policy.
This Policy is not designed to capture or otherwise limit instances where gifts and/or entertainment is provided to a family member who is also a client, unless the purpose of the gift or entertainment either results in or intended to, subject to a facts and circumstances analysis, create a conflict of interest between and among the firm and non-family member clients, as determined by Compliance.
Giving, receiving, or soliciting gifts in a business setting often gives the appearance of impropriety or a potential conflict of interest.
a) Gifts and Entertainment
1. Gift – is any item of value that is given to or received from a third-party that has a direct or indirect existing or potential business relationship with the Firm, where the giver does not participate in the enjoyment or consumption of the item(s). Gifts include, but are not limited to, personal items, office accessories, golf balls and clubs, tennis racket, baseball bat, etc. Gifts do not include items designed for promotional purposes of nominal value, such as shirts, hats, bags, pens, golf balls, etc. that display a company logo.
2. Entertainment – means the giver of the item(s) of value participates in the enjoyment and or consumption of such item(s). Entertainment includes, but is not limited to, customary business meals, after-work drinks, sporting events, receptions, parties and other widely attended events. Entertainment also includes any related activities organized around the Entertainment, e.g. prizes, transportation, lodging, etc. Entertainment does not include research events, industry educational seminars and events sponsored by a firm that we may do business with, provided that such events are for research or educational purposes and there are no activities or other events organized around the research or educational event that is excessive in value.
b) Gifts and Entertainment Limits
- Gifts are limited to $200/person on a cumulative calendar year basis to or from any person or firm in connection with a legitimate (or potential) business purpose. Advisory representatives registered with broker/dealers are limited to $100/person on a cumulative calendar year basis (either given or received).
- Entertainment is limited to $500.00 per event, with no more than 4 events in a calendar year.
c) Charitable Organizations
A charitable donation is permitted to an organization that is a qualified 501c-3 exempt entity and a receipt indicating the amount of contribution obtained and provided to Compliance. Contribution for any purpose other than humanitarian is approved by Compliance.
d) Procedures
Compliance Pre-Approval for any dollar value of a gift or entertainment when the giver or recipient is:
●an ERISA plan or representative,
●a government or state employee or plan,
●a PAC or political campaign fund,
●charitable organization not for humanitarian purposes
●the dollar threshold limits are exceeded.
e) Reporting and Recordkeeping
All gifts and entertainment are reported on the firm’s online Gift/Entertainment Reporting Form, within 10 business days of the event.
Records of all gifts and entertainment, including receipts for costs incurred, are retained in accordance with the firm’s record retention Policy.
Conflicts of Interest Related to the Affiliated ETF
Capital Asset Advisory Services, through a control affiliate, sponsors and serves as investment adviser to the Affiliated ETF. Shares of the Affiliated ETF may be recommended to, or held in, client accounts, including retirement accounts subject to ERISA or Section 4975 of the Internal Revenue Code. Because the Firm and its control affiliate receive compensation in connection with the Affiliated ETF in addition to any advisory fee charged to the client, this arrangement is a conflict of interest that the Firm addresses through the following procedures, in addition to the Firm’s Form ADV disclosures:
●Best Interest Standard. Any recommendation to a client to purchase, hold, or increase an allocation to the Affiliated ETF must be based on the client’s individual objectives, needs, and circumstances, and must be made in the client’s best interest without regard to the additional compensation received by the Firm or its control affiliate.
●Disclosure. The Firm discloses the nature and extent of this conflict of interest to clients in its Form ADV Part 2A brochure and, where applicable, in account opening or advisory documentation, before or at the time the Affiliated ETF is recommended or included in a client’s account.
●Retirement Accounts. Any recommendation or use of the Affiliated ETF in a retirement account subject to ERISA or the Internal Revenue Code is made only to the extent consistent with the Firm’s fiduciary obligations under applicable law, including satisfaction of the applicable conditions of Prohibited Transaction Exemption 2020-02 or another available exemption, as determined by Compliance.
●Product Review. Compliance maintains a periodic (no less than annual) review process for the Affiliated ETF that evaluates the conflict of interest described above, the adequacy of related disclosures, and whether any additional mitigation is warranted.
●Proxy Voting. The Firm’s proxy voting policy addresses how the Firm votes proxies with respect to shares of the Affiliated ETF held in client accounts, including any conflict arising from the Firm’s or its control affiliate’s role as investment adviser to the Affiliated ETF.
●Personal Trading. Supervised person trading in the Affiliated ETF is subject to the pre-clearance, blackout, and reporting requirements described under “Personal Securities Transactions – Trading in the Affiliated ETF” above.
Any questions regarding the Affiliated ETF or this conflict of interest should be directed to Compliance.
Protecting the Confidentiality of Client Information
Confidential Client Information
In the course of investment advisory activities of Capital Asset Advisory Services, the firm gains access to non-public information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Capital Asset Advisory Services to clients, and data or analyses derived from such non-public personal information (collectively referred to as ‘Confidential Client Information’). All Confidential Client Information, whether relating to Capital Asset Advisory Services’ current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality. This policy is in addition to the firm’s privacy policy in the compliance manual, which collectively constitutes the firm’s Privacy Policy (“policy”) and Procedures and is designed to meet the requirements under Regulation S-P.
Non-Disclosure of Confidential Client Information
All information regarding Capital Asset Advisory Services’ clients is confidential and may only be shared with affiliates who provide services to Capital Asset Advisory Services or directly to the client in order to discharge the services contractually agreed to with Capital Asset Advisory Services and an affiliate. Information may only be disclosed when the disclosure is consistent with the firm's policy and the client's direction. Capital Asset Advisory Services does not share Confidential Client Information with any third parties, except in the following circumstances:
As necessary to provide service that the client requested or authorized, or to maintain and service the client's account. Capital Asset Advisory Services will require that any financial intermediary, agent or other service provider utilized by Capital Asset Advisory Services (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Capital Asset Advisory Services only for the performance of the specific service requested by Capital Asset Advisory Services. We form a reasonable belief that the information is being used for the intended purpose and services for which we selected the intermediary when the entity is a regulated entity, subject to the same or similar privacy requirements that are evidenced during our due diligence process with corresponding policies and procedures. We also obtain a reasonable belief by contractually requiring all service providers that we enter into an agreement with to adherence with these standards. As part of this process, we seek an initial and annual certification from the third-party when the counterparty is not a regulated entity subject to the same or similar standards; As required by regulatory authorities or law enforcement officials who have jurisdiction over Capital Asset Advisory Services, or as otherwise required by any applicable law. In the event Capital Asset Advisory Services is compelled to disclose Confidential Client Information, the Firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Capital Asset Advisory Services discloses only such information, and only in such detail, as is legally required; To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.
Employee Responsibilities
All supervised persons are prohibited, either during or after the termination of their employment with Capital Asset Advisory Services, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances, as described above and IARs who have reallocated a former client’s assets to another investment adviser or managed account platform. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver Capital Asset Advisory Services’ services to the client.
Supervised persons, other than independent IARs as described immediately above, are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Capital Asset Advisory Services, must return all such documents to Capital Asset Advisory Services.
Any supervised person who violates this policy will be subject to disciplinary action, including legal and potential termination, whether or not he or she benefited from the disclosed information.

Security of Confidential Personal Information
Capital Asset Advisory Services has adopted the following policies and procedures to protect the security of Confidential Client Information:
●Restricts access to Confidential Client Information to those supervised persons who need to know such information to provide Capital Asset Advisory Services’ services to clients;
●Any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file, or receptacle on a daily basis as of the close of each business day;
●All electronic or computer files containing Confidential Client Information is protected from access by unauthorized persons, in accordance with our Information Security Policy and corresponding cyber-security controls;
●Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.
Service as an Officer or Director
No supervised person shall engage or agree to engage any outside business or business related activities (“OBA”), such as serve as an officer or on the board of directors of any publicly or privately traded company or provide investment related advise with or without compensation without prior authorization by Compliance, based upon a determination that any such activity would be consistent with the interest of Capital Asset Advisory Services’ clients. Where board, office position or other outside services is approved, Compliance monitors the outside activities to determine actual or potential conflicts of interests with clients and when detected develops control procedures to mitigate the risk to an acceptable level or, if the conflict is not able to mitigate to an acceptable level where the impact to clients is de minimis, the OBA approval is rescinded. Service by a supervised person as an officer, director, trustee, or in any similar capacity for the Affiliated ETF or its sponsor, adviser, or principal underwriter is an OBA subject to this section and requires prior written approval from Compliance, which will monitor the arrangement on an ongoing basis for actual or potential conflicts with clients.
Compliance Procedures
Reporting Requirements
Every supervised person shall provide initial and annual holdings reports and quarterly transaction reports to Compliance, which must contain the information described below. Supervised persons are required to provide Compliance with notification of opening a new or changing an existing personal holdings brokerage account on behalf of themselves or any account the supervised person is deemed to have beneficial ownership, which includes non-client accounts for which investment advice (discretionary and non-discretionary) is provided.

1. Initial Holdings Report
Every supervised person shall, no later than ten (10) days after the person becomes a supervised person, file an initial holdings report containing the following information:
●The name and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the supervised person had any direct or indirect beneficial interest ownership when the person becomes a supervised person;
●The name of any broker, dealer or bank, account name, number and location with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person; and
●The date that the report is submitted by the supervised person.
The information submitted must be current as of a date no more than forty-five (45) days before the person became a supervised person.
2. Annual Holdings Report
Every supervised person shall, no later than January 31 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.
3. Quarterly Transaction Reports
Every supervised person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:
With respect to any transaction during the quarter in a reportable security in which the supervised persons had any direct or indirect beneficial ownership:
●Date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and Maturity date (if applicable), the number of shares and the principal amount (if applicable) of each security;
●Nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
●Price of the reportable security at which the transaction was affected;
●Name of the broker, dealer or bank with or through whom the transaction was affected; and
●Date the report is submitted by the supervised person.
4. Exempt Transactions
A supervised person need not submit a report with respect to:
●Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control¹;

●Transactions effected pursuant to an automatic investment plan, e.g. a dividend retirement plan;
●A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Capital Asset Advisory Services holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter;
●Any transaction or holding report if Capital Asset Advisory Services has only one supervised person, so long as the firm maintains records of the information otherwise required to be reported.
●For the avoidance of doubt, none of the foregoing exemptions applies to holdings of, or transactions in, the Affiliated ETF, which must be reported in accordance with “Personal Securities Transactions – Trading in the Affiliated ETF” above.
Monitoring and Review of Personal Securities Transactions:
Compliance reviews quarterly transactions reports and performs testing. Any supervisory person’s transactions that represent an actual or potential conflict of interest are subject to heightened Compliance oversight.
Compliance performs the following quarterly verifications and testing:
●Quarterly reports have been submitted and executed timely, or personal securities transaction statement have been received in lieu of the required quarter report
●New brokerage accounts have not been opened or existing accounts moved to another broker without prior Compliance approval
Testing:
●Reviews quarterly personal transactions for trading patterns that are potential conflicts of interests that include
- Reviews transaction trade date vs. pre-clearance approval date for securities subject to pre-approval
- Buy or sale transactions in the opposite direction of client transactions, either at the same time or immediately prior to or after the client transaction. When on same day, ensures price and/or broker is not the same
- Consistently receiving more favorable price than client
- Client not participating in an eligible transaction effected personally
- Opposite direction transaction
¹ This includes any personal account that is subject to a discretionary managed account agreement by an unaffiliated independent federally registered adviser that is evidenced by a copy of the discretionary investment management agreement which clearly states that the adviser has sole and absolute discretion with respect to the management of the personal account and will not accept instructions from any beneficial owner of the personal account.

Books and Records
All records required to be retained under in accordance with Rule 204A-1 are subject to the Firm’s records retention Policy in the Firm compliance manual, as a material part of Our compliance Program.
Certification
Initial Certification
All supervised persons are provided with a copy of the Code and initially certify in writing that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.
Acknowledgement of Amendments
All supervised persons receive amendments to the Code and certify in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.
Annual Certification
All supervised persons annually certify in writing that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.
Further Information
Compliance systematically tracks all reporting and requirements for certifications to reasonably ensure compliance with the Code of Ethics.
Supervised persons are required to contact Compliance regarding any inquiries pertaining to the Code or the policies established herein.
Reporting Violations and Sanctions
All supervised persons shall promptly report to Compliance or an alternate designee all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.
There will be no retaliation against employees for reporting violations (i.e. whistleblowing) internally or with the regulators.
Compliance reports to senior management for all apparent material violations of the Code. The disposition of all material violations are retained by Compliance subject to inspection upon request in accordance with the Firm’s record retention Policy.
Compliance in consultation with senior management determines sanctions to be imposed for violations of the Code depending on the severity of the violation, which include, but not limited to, reprimands, monetary fines or assessment (subject to applicable labor law), or suspension or termination of the employees within the firm.